Exhibit 99.1

NEWS RELEASE

Contact:	Barry Bass Chief Financial Officer (301) 986-9200	Tripp Sullivan Corporate Communications, Inc. (615) 254-3376

FIRST POTOMAC REALTY TRUST ACQUIRES
AIRPARK PLACE BUSINESS CENTER FOR $9.8 MILLION
Post-IPO Acquisition Volume Increases to $232 Million

BETHESDA, Md. — (August 10, 2004) — First Potomac Realty Trust (NYSE:FPO), a real estate investment trust that acquires and operates industrial and flex properties in the Washington, D.C. metropolitan area and other major markets in Virginia and Maryland, announced today that it has acquired Airpark Place Business Center, a three-building, 82,200-square-foot, flex/warehouse property in Gaithersburg, Maryland, for $9.8 million. With this transaction the company has completed approximately $232 million in acquisitions since its initial public offering in October 2003.

The purchase price was funded with the Company’s available cash. The property is currently 95% leased to 23 tenants, with Dexall Biomedical Labs being the largest tenant occupying 16% of the space. Based upon leases in place, Airpark Place Business Center is expected to generate a first year cash return of approximately 8.5% on the purchase price.

Commenting on the announcement, Douglas J. Donatelli, First Potomac’s chief executive officer, stated, “Airpark Place provides us with another opportunity to expand in the tight Montgomery County industrial market. We expect the property to produce a solid, stable return while allowing us to enhance revenue by increasing rental rates over time.”

About First Potomac Realty Trust
 First Potomac Realty Trust is a self-administered, self-managed real estate investment trust that acquires and operates industrial and flex properties in the Washington, D.C. metropolitan area and other major markets in Virginia and Maryland. The Company owns a 71-building portfolio totaling approximately 4.5 million square feet. The Company’s largest tenant is the U.S. Government, which leases approximately 666,000 square feet in the Company’s properties under 21 leases.

First Potomac’s press releases are available at www.first-potomac.com or by contacting the Company at 301-986-9200.

-MORE-

          7200 Wisconsin Avenue, Suite 310 • Bethesda, MD 20814 • Phone: (301) 986-9200 • Fax: (310) 986-5554

FPO Acquires Airpark Place Business Center for $9.8M

August 10, 2004

Forward-Looking Statements
 The forward-looking statements contained in this press release are subject to various risks and uncertainties, including the risks and uncertainties associated with the availability, timing and occurrence of property acquisitions, changes in the real estate market, changes in general market conditions, credit risk of our tenants and the other risks described in our Annual Report on Form 10-K for the year ended December 31, 2003. These forward- looking statements reflect our current views about our plans, strategies and prospects, which are based on the information currently available to us and on assumptions we have made. Although we believe the expectations reflected in such forward-looking statements are based on reasonable assumptions, we can give no assurance that the plans, intentions or expectations will be achieved. Forward-looking statements are not guarantees of performance. For forward-looking statements herein, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. We assume no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

-END-